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                                                                   EXHIBIT 99.2


For Immediate Release

                    AMEDISYS SELLS INTEREST IN SURGERY CENTER
                                FOR $1.65 MILLION

BATON ROUGE, Louisiana (January 3, 2001) - Amedisys, Inc. (OTC BB: "AMED"), one of America's leading home health nursing companies, today announced that it has sold its interest in East Houston Surgery Center, Ltd. to East Houston Physician Surgical Services, Ltd, L.P.

"The sale of our interest in the surgery center to East Houston Physician Surgical Services, Ltd, L.P. for $1.65 million in cash is consistent with our previously announced strategy of strengthening our balance sheet and focusing on the home nursing field," noted William F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. "Since the beginning of 2000, we have sold a number of operating units unrelated to our core home nursing business, generating cash proceeds of $6.6 million in the process. We continue to own an equity interest in one remaining surgery center and are currently negotiating the prospective sale of this non-core business as well."

"Cash proceeds from the sale of non-core assets allowed Amedisys to support its home nursing operations during 2000," continued Borne. "As a result of the implementation of Medicare's new Prospective Payment System ("PPS") on October 1, 2000, we believe that our home nursing operations were profitable in the fourth quarter of 2000. Our Company is well-positioned to pursue a strategy of profitable growth under PPS, and the sale of non-nursing operations will allow us to focus upon our role as one of the leading providers of home nursing services in the United States."

Amedisys, Inc. is a leading multi-regional provider of alternate-site health care services, including home health nursing and outpatient surgery. The Company is headquartered in Baton Rouge, Louisiana, and its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.



   Additional information on this Company can be found on the World Wide Web.

                            http://www.amedisys.com

                    For further information, please contact:
             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
   RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                        via e-mail at info@rjfalkner.com